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         INTERCOMPANY SETTLEMENT AGREEMENT BETWEEN APPLIED RESEARCH OF
           MARYLAND, INC. AND ARSOFTWARE, INC. AND ARINTERNET, INC.


     THIS AGREEMENT made this ___ day of __________, 1998, by and between ARSoftware, Inc. and ARInternet, Inc. (hereinafter jointly and severally referred to as the "Obligor") and Applied Research of Maryland, Inc. (hereinafter referred to as the "ARM").

     WHEREAS, ARM filed a Chapter 11 Petition in the U.S. Bankruptcy Court for the District of Maryland; and

     WHEREAS, ARM has claims against ARSoftware and ARInternet for intercompany loans; and

     WHEREAS, Obligor agrees to pay to ARM the sum of One-Hundred Fifty-Thousand Dollars ($150,000.00) to settle said claims; and

     WHEREAS, Obligor agrees to provide collateral to secure the payment of its obligation to ARM; and

     WHEREAS, a Plan of Reorganization was approved by the Bankruptcy Court on the ___ day of __________, 1998 approving the settlement of the Parties.

     NOW, THEREFORE, in consideration of the mutual representations, covenants and agreements contained herein, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:

     1. Obligor agrees to pay to the Obligee the sum of One-Hundred Fifty Thousand Dollars ($150,000.00), in thirty six (36) equal installments of Four Thousand One Hundred and Sixty-Seven Dollars ($4,167.00) per month commencing the ___ day of __________, 1998 and due and payable on the ___ day of each month thereafter until paid in full. Obligor shall execute concurrent herewith a promissory note, security agreement and financing statements. Obligor agrees to execute any and all documents, and perform any other actions, necessary for the Obligee to maintain a perfected security interest in the agreed upon collateral. The amount to be paid by ARSoftware and ARInternet is not subject to interest, however, in the event of a default interest shall accrue at the rate of twelve percent (12%) per annum. Further, in the event that payments are not timely made a late fee equal to five percent (5%) of the monthly amount shall be incurred.

     2. If for any fiscal year the cash flow of ARS and ARI exceeds its operating expenses and any debt service including the debt service required under this Agreement, then one-half (1/2) of the surplus of the Net Cash Flow shall be paid to the Obligee.
          Net Cash Flow is defined as that sum remaining after the payment of operating expenses, including debt service, on a consistent historical basis. Net Cash Flow shall be supported by a Statement of Cash Flow prepared in accordance with GAAP. The fiscal year-end for ARSoftware and ARInternet is May 31, and the fiscal year ending May 31, 1998 shall be the base line. Commencing on September 1, 1998 and each year thereafter, if appropriate, the monthly payment shall be increased by one-twelfth (1/12) of the net surplus, the total of which shall equal one-half (1/2) of the Net Cash Flow. For each fiscal year where there is a net surplus the payments shall continue for twelve (12) consecutive months. The Statement of Cash Flow and supporting documents shall be delivered to James M. Greenan, Greenan, Walker, Trainor & Billman, Attorneys for Obligee commencing August 31, 1998 and on the 31st day of August each year thereafter until the promissory note is paid in full.
          In calculating Net Cash Flow, future general administrative expenses should not exceed as a percentage of sales the greater of those years ended May 31, 1997 and May 31, 1998.

     3. ARSoftware and ARInternet will be jointly and severally liable for the settlement amount. The obligations of ARSoftware and ARInternet will be secured by all of their assets, including equipment, fixtures, accounts receivable, copy rights and intangibles.

     4. In the event the stock or assets ARSoftware and/or ARInternet are sold during the three (3) year payout period, the net proceeds of any such sale, after payment of all costs of sale and payment to any outstanding creditors of the sold entity including the Promissory Note, shall be split equally between the Obligee and the shareholders of the sold entity.

     5. Dr. S.P.S. Anand shall guaranty the obligations of ARSoftware and ARInternet as provided in this Agreement and will execute a Guaranty concurrent herewith.

     6. Failure of Obligor to abide by any of the terms of the Agreement shall constitute a default. Should Obligor fail to cure any default within ten (10) days of written notice of default, ARM may declare the entire indebtedness due and payable, exercise all its rights available pursuant to the Promissory Note, Security Agreement and Guaranty and exercise any and all legal and equitable available to it against Obligor and Guarantor.

     7. All notices and other formal communications under this Agreement or required by law shall be in writing and shall be by certified or registered mail:
               Notices to ARI and ARS, 8201 Corporate Drive, Suite 1120, Landover, Maryland 20785; and to ARM in c/o James M. Greenan, Esquire, Greenan, Walker, Trainor & Billman, 6411 Ivy Lane Suite, 706, Greenbelt, Maryland 20770.

     8.   Miscellaneous
          -------------
          The parties hereto agree to cooperate fully in the execution, acknowledgment and delivery of all instruments, pleadings and other papers and to take such other action as may be necessary to further carry out and fully accomplish the intent and purpose of this Agreement.

          This instrument contains the entire understanding and agreement amount the parties concerning the subject matter of this Agreement, and this Agreement supersedes and merges herein all prior and contemporaneous understandings, agreements, covenants, negotiations and representations concerning the subject matter of this Agreement.

          Any party's failure to insist on compliance or enforcement of any provision of this Agreement shall not affect its validity or any other provision of this Agreement. The rights and remedies provided herein and all other agreements, instruments and documents delivered pursuant hereto or in connection herewith, are cumulative and are in addition to and not exclusive of any rights or remedies provided by law.

          This Agreement shall be construed in accordance with the laws of the State of Maryland.


                                     Applied Research of Maryland, Inc.



                                     By:   ----------------------------------
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                                     ARInternet, Inc.



                                     By:
                                        -----------------------------------


                                     ARSoftware, Inc.



                                     By:
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